SCHEDULE 14C INFORMATION
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BROOKSIDE TECHNOLOGY HOLDINGS CORP.

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BROOKSIDE TECHNOLOGY HOLDINGS CORP.
15500 Roosevelt Blvd., Ste. 101
Clearwater, FL 33760
INFORMATION STATEMENT
(Dated July 10, 2008)
     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THE “ACTIONS”, DEFINED BELOW, HAVE ALREADY BEEN APPROVED BY WRITTEN CONSENT, IN LIEU OF A MEETING, OF THE SHAREHOLDERS WHO OWN A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK, SERIES A PREFERRED STOCK, AND SERIES B PREFERRED STOCK OF BROOKSIDE TECHNOLOGY HOLDINGS CORP, VOTING AS A SINGLE CLASS ON AN AS CONVERTED BASIS. A VOTE OF THE REMAINING SHAREHOLDERS IS NOT NECESSARY.
GENERAL
     This Information Statement is being furnished on or about the date first set forth above to the holders of record as of the close of business on June 13, 2008 (the “Record Date”) of the Common Stock, $0.001 par value per share (the “Common Stock”), the Series A Preferred Stock and the Series B Preferred Stock of Brookside Technology Holdings Corp., a Florida corporation (“we” or the “Company”), in connection with the following actions (the “Actions”):
1.	Increasing the number of shares of Common Stock that our Company is presently authorized to issue from 250,000,000 to 1,000,000,000 through the filing of an amendment (the “Amendment”) to our Articles of Incorporation; and

2.	Authorizing a reverse stock split of our Common Stock at a ratio to be determined by our Board of Directors in a range between 1-for-10 and 1-for-100, and empowering our Board of Directors to effectuate the reverse stock split through the filing of an amendment to our Articles of Incorporation at any time prior to December 31, 2008.
     The Company has three classes of voting securities: Common Stock, Series A Preferred Stock and Series B Preferred Stock. The Series A Preferred Stock and Series B Preferred Stock vote together with the Common Stock as a single class. All of the forgoing Actions were approved by written consent, in lieu of a meeting, of shareholders who collectively own a majority of the outstanding shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock, as of the Record Date, voting as a single class on an as converted basis. Specifically, the forgoing Actions were approved by the following shareholders:

		Percentage of Total
Shareholder	Class of Stock	Voting Shares(1)
Michael Dance	Common Stock	22.9%
Michael Nole	Common Stock	14.3%
Mike Fischer	Common Stock	2.9%
Scott Diamond	Common Stock	2.9%

		Percentage of Total
Shareholder	Class of Stock	Voting Shares(1)
Randy Rogers	Common Stock	2.5%
Grant Dishman	Common Stock	1.4%
Vicis Capital Master Fund	Series B Preferred Stock	3.7%
Vicis Capital Master Fund	Series A Preferred Stock	3.7%

(1)	Both the Series A Preferred Stock and Series B Preferred Stock contain provisions that limit the voting and conversion rights of the holders of such securities so that in no event may any of them vote or convert their preferred shares into more than 4.99% of the Company’s outstanding Common Stock. As of June 13, 2008, there are 90,826,670 shares of Common Stock outstanding. Accordingly, no holder of Series A Preferred Stock or Series B Preferred Stock may vote more than 4,532,251 shares. The percentage of total voting shares in column three above is based upon the sum of all of the Company’s outstanding Common Stock, plus the sum of all of the shares of Series A Preferred Stock and Series B Preferred Stock eligible to vote with the Common Stock, subject to the 4.99% voting cap per preferred shareholder.
     Subsequent to the Record Date, on July 3, 2008, all of the Company’s 3,000,000 outstanding shares of Series B Preferred Stock were exchanged for 3,000,000 shares of Series A Preferred Stock, and accordingly the Company does not currently have any outstanding shares of Series B Preferred Stock.
     The elimination of the need for a meeting of shareholders to approve this action is made possible by Section 607.0704 of the Florida Business Corporation Act, which provides that the written consent of the holders of outstanding shares of voting stock, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting. In order to eliminate the costs involved in holding a special meeting, our Board of Directors voted to utilize the written consent of the holders of a majority in interest of our voting securities.
     Our Board of Directors unanimously approved the increase in the number of authorized shares of the Company, the Amendment and the reverse stock split. Florida law requires us to obtain approval from our shareholders to amend our Articles of Incorporation to increase the number authorized shares and to implement the reverse stock split. Accordingly, we obtained the written consent of the shareholders indicated above.
     Pursuant to Section 607.0704 of the Florida Business Corporation Act, we are required to provide prompt notice of the taking of the corporate action without a meeting of shareholders to all shareholders who did not consent in writing to such action. This Information Statement serves as this notice. This Information Statement will be mailed on or about July 12, 2008 to shareholders of record on the Record Date, and is being delivered to inform you of the corporate Actions described herein before they take effect in accordance with Rule 14c-2 of the Securities Exchange Act of 1934. No dissenter’s rights are afforded to our shareholders under Florida law as a result of the adoption of the Actions.
     The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our voting securities held of record by them, and we will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.
     The offices of our Company are located at 15500 Roosevelt Blvd., Ste. 101, Clearwater, FL 33760 and our Company’s telephone number is (727) 535-2151.

1. INCREASE IN NUMBER OF AUTHORIZED SHARES
     General.
     Our Company intends to increase the number of shares of our Common Stock that it is authorized to issue. Currently, the Company does not have a sufficient number of authorized but unissued shares of Common Stock to cover all of the Company’s outstanding warrants, options and preferred stock, all of which can be converted or exercised, in the discretion of the holders of such securities, into shares of our Common Stock. Accordingly, the Company needs to increase its authorized Common Stock in order to remedy this shortfall.
     The following table summarizes all of the shares of Common Stock issuable upon conversion and exercise of the Company’s outstanding preferred stock, warrants and options as of July 10.

Security	Shares of Common Stock Underlying Security

Series A Preferred Stock	244,777,733
Series B Preferred Stock	0
Warrants	389,801,041
Options	14,000,000

Total(1)	648,578,774

(1)	This does not include additional shares of Common Stock that may be issuable as dividends or penalties under the terms of the preferred stock, warrants and options, or as a result of the adjustment of the exercise/conversion price of the preferred stock, warrants and options per the terms of such instruments.
     The issuance of such a large number of shares underlying the convertible preferred stock, options and warrants, and/or the sale of such underlying Common Stock, may adversely affect the market price of our Common Stock. To date, the Company has not experienced a significant amount of trading volume. As a result, our shares of Common Stock may be relatively illiquid.
     The Company currently has 159,173,330 shares of Common Stock that are authorized but unissued. As a result, the Company needs to increase its authorized shares of Common Stock by at least 489,405,444 shares.
     Further, the Company believes it is in its best interest to authorize additional shares of Common Stock for future issuances unrelated to its outstanding warrants, options and preferred stock. Such increase could facilitate, among other things, issuing shares of our Company’s Common Stock (i) in order to raise capital to finance potential acquisitions, to refinance all or a portion of our existing indebtedness and/or to provide general working capital; (ii) directly to seller(s) in potential acquisitions to facilitate such acquisitions; and (iii) to employees under the Company’s existing Stock Option Plan to attract and incentivize employees. While the Company is actively involved in negotiations with third parties regarding the refinancing of its existing indebtedness as well as future equity financings and acquisitions, it currently has not reached any definitive agreements with any such third parties and no assurances can be made that it will be successful in such regard.
     The increase in the number of authorized shares of our Common Stock will become effective upon our Company’s filing of the Amendment, described below, with the Florida Department of State.

     Once the authorized shares of Common Stock is increased to 1,000,000,000, assuming that all of the outstanding preferred stock is converted into Common Stock and that all of the outstanding warrants and options are exercised, the Company will continue to have 257,356,507 of Common Stock available for future issuance.
     The issuance in the future of such authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of Common Stock.
     Release No. 34-15230 of the staff of the Securities and Exchange Commission requires disclosure and discussion of the effects of any stockholder proposal that may be used as an anti-takeover device. The increase in authorized Common Stock may make it more difficult for, prevent or deter a third party from acquiring control of our Company or changing our Board and management, as well as inhibit fluctuations in the market price of our Company’s shares that could result from actual or rumored takeover attempts. However, the proposed increased in our authorized Common Stock is not the result of any such specific effort; rather, as indicated above, the purpose of the increase in the authorized Common Stock is to provide our Company’s management with the ability to issue shares for future acquisition, financing and operational possibilities, as well as upon the exercise of currently outstanding options and warrants and the conversion of currently outstanding preferred stock into Common Stock, and not to construct or enable any anti-takeover defense or mechanism on behalf of our Company. While it is possible that management could use the additional shares to resist or frustrate a third-party transaction providing an above-market premium that is favored by a majority of the independent Shareholders, our Company presently has no intent or plan to employ any additional authorized shares as an anti-takeover device.
     Description of Outstanding Securities.
           Series A Preferred Stock
          As of July 10, 2008, the Company has 7,508,084 shares of Series A Preferred Stock outstanding. The Company issued the initial batch of Series A Preferred Stock in a private placement that was concluded on April 30, 2007 (the “Series A Private Placement”). In the Series A Private Placement, the Company received net cash proceeds of $1,280,337, after the deduction of all expenses and not including the conversion of certain notes payable. The Company undertook the Series A Private Placement in connection with, and to fund the acquisition of, Brookside Technology Partners, Inc. The Company issued an additional 2,500,000 shares of Series A Preferred stock to Vicis Capital Master Fund (“Vicis”) on July 3, 2008, in exchange for $2,500,000 in cash, which funds will be used for general working capital purposes and future acquisitions. In addition, on June 3, 2008, Vicis exchanged all of its Series B Preferred Stock into 3,000,000 shares of Series A Preferred Stock.
          The Series A Preferred Stock has a fixed conversion price of $0.03. The conversion price of the Series A Preferred Stock is subject to adjustment in certain instances, including the issuance by the Company of securities with a lower conversion or exercise price. On any matter presented to the stockholders for their action or consideration at any meeting of stockholders, each holder of outstanding shares of Series A Preferred Stock is entitled, subject to the limitation set forth below, to cast the number of votes for the Series A Preferred Stock in an amount equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or in the Company’s Articles of Incorporation, holders of Series A Preferred Stock vote together with the holders of Common Stock, together as a single class. Notwithstanding anything contained herein to the contrary, the voting rights of each holder of outstanding shares of Series A Preferred Stock are limited so that each holder of Series A Preferred Stock is entitled to vote only that number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock are convertible as of the record date, up to a maximum of 4.99% of the outstanding shares of Common Stock of the Company.

          From and including the date of issuance of each share of Series A Preferred Stock to the earliest of [A] the payment of the Series A liquidation payment upon the liquidation, dissolution or winding-up of the Company, [B] the conversion of the Series A Convertible Preferred Stock, or [C] the date two (2) years from the date of issuance, the holders of shares of Series A Preferred Stock are entitled to receive, prior to and in preference to any declaration or payment of any dividend on any other shares of capital stock of the Company, a dividend for each such share at a rate per annum equal to eight percent (8%) of the stated value thereof, payable quarterly by one of the following methods, as selected by the Company: [Y] in cash, to the extent funds are legally available therefor in accordance with applicable corporate law; or [Z] in-kind, with shares of registered Common Stock, at a ten percent (10%) discount to the market.
          Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of the shares of Series A Preferred Stock shall be paid, before any payment shall be paid to the holders of Common Stock, or any other stock ranking on liquidation junior to the Series A Preferred Stock, an amount for each share of Series A Preferred Stock held by such holder equal to the sum of (1) $1.00 and (2) an amount equal to dividends accrued but unpaid thereon, computed to the date payment thereof is made available.
           Series B Preferred Stock
          As of July 10, 2008, the Company has 0 shares of Series B Preferred Stock outstanding. The Company issued 3,000,000 shares of Series B Preferred Stock to Vicis in a private placement that was concluded on September 14, 2007 (the “Series B Private Placement”). In the Series B Private Placement, the Company received cash proceeds of $3,000,000. The Company undertook the Series B Private Placement in connection with, and to fund the acquisition of, US Voice & Data, LLC (“USVD”). On July 3, 2008, Vicis converted its Series B Preferred Stock into 3,000,000 shares of Series A Preferred Stock.
          The Series B Preferred Stock has a fixed conversion price of $0.03. The conversion price of the Series B Preferred Stock is subject to adjustment in certain instances, including the issuance by the Company of securities with a lower conversion or exercise price. On any matter presented to the stockholders for their action or consideration at any meeting of stockholders, each holder of outstanding shares of Series B Preferred Stock is entitled, subject to the limitation set forth below, to cast the number of votes for the Series B Preferred Stock in an amount equal to the number of whole shares of Common Stock into which the shares of Series B Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or in the Company’s Articles of Incorporation, holders of Series B Preferred Stock vote together with the holders of Common Stock, together as a single class. Notwithstanding anything contained herein to the contrary, the voting rights of each holder of outstanding shares of Series B Preferred Stock are limited so that each holder of Series B Preferred Stock shall be entitled to vote only that number of votes equal to the number of whole shares of Common Stock into which the shares of Series B Preferred Stock are convertible as of the record date, up to a maximum of 4.99% of the outstanding shares of Common Stock of the Company.
          From and including the date of issuance of each share of Series B Preferred Stock to the earliest of [A]

the payment of the Series B liquidation payment upon the liquidation, dissolution or winding-up of the Company, [B] the conversion of the Series B Convertible Preferred Stock, or [C] the date two (2) years from the date of issuance, the holders of shares of Series B Preferred Stock are entitled to receive, prior to and in preference to any declaration or payment of any dividend on any other shares of capital stock of the Company, a dividend for each such share at a rate per annum equal to sixteen percent (16%) of the stated value thereof, payable quarterly by one of the following methods, as selected by the Company: [Y] in cash, to the extent funds are legally available therefor in accordance with applicable corporate law; or [Z] in-kind, with shares of registered Common Stock, at a ten percent (10%) discount to the market.
          Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of the shares of Series B Preferred Stock shall be paid, before any payment shall be paid to the holders of Common Stock, or any other stock ranking on liquidation junior to the Series B Preferred Stock, an amount for each share of Series B Preferred Stock held by such holder equal to the sum of (1) $1.00 and (2) an amount equal to dividends accrued but unpaid thereon, computed to the date payment thereof is made available.
           Warrants
          In connection with, and in part to fund the acquisition of USVD, the Company entered into (A) a Credit Agreement with Hilco Financial, LLC, pursuant to which Hilco agreed to provide a $6,000,000 term loan and $1,000,000 revolving line of credit, both bearing interest at 15% and maturing on September 26, 2008 (collectively, the “Senior Loan”) and (B) a Subordinated Note and a related Subordinated Note Purchase Agreement with DD Growth Premium Fund, pursuant to which DD Growth Premium Fund loaned the Company $1 million, bearing interest at 10% per annum and maturing on December 30, 2008 (the “Subordinated Loan”). On July 3, 2008, Vicis purchased and assumed Senior Loan and Subordinated Loan.
          In connection with the acquisitions of Brookside Technology Partners, Inc. and USVD, and the Series A Private Placement, the Vicis Private Placement, the Series B Private Placement, the Senior Loan and the Subordinated Loan, the Company has granted warrants to purchase the Company’s Common Stock to the investors in the Series A Private Placement and the Series B Private Placement, as well as to the lenders under the Senior Loan and the Subordinated Loan, as well as to Midtown Partners & Co., LLC, which served as placement agent in the private placements. The Company has 6 class of warrants outstanding: series A, B, C, D, E and F warrants.
          The series A warrants have an exercise price of $0.03 and a term of three years. The series B warrants have an exercise price of $0.03 and a term of five years. The series C warrants have an exercise price of $0.03 and a term of three years. The series D warrants have an exercise price of $0.03 and a term of five years. The series E and F warrants have an exercise price of $0.03 and a term of five years.
          All warrants issued to Midtown Partners & Co., LLC, as placement agent in the private placements, and to Hilco Financial, LLC (and only the warrants issued to those two parties) provide for cashless exercise. The cashless exercise feature allows the placement agent to exercise the warrants without paying cash into the number of shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:
(A) =	volume weighted average price of the Common Stock during the 10 trading days immediately preceding the date of exercise;

(B) =	the cash exercise price of the warrant; and

(X) =	the number of shares issuable upon exercise of the warrant if it was to be exercised for cash.
          The conversion price of the Series A Preferred Stock and Series B Preferred Stock and the exercise price of the warrants are subject to adjustment in certain instances, including the issuance by the Company of securities with a lower conversion or exercise price.
           Options
          The Company has issued options to purchase Common Stock to George Pacinelli, its President, and Bryan McGuire, its Chief Financial Officer. Pursuant to Mr. Pacinelli’s stock option agreement, the Company granted to Mr. Pacinelli an option to purchase up to 7,000,000 shares of Common Stock at an exercise price of $0.185714 per share (the “Pacinelli Options”). Pursuant to Mr. McGuire’s stock option agreement, the Company granted to Mr. McGuire an option to purchase up to 7,000,000 shares of Common Stock at an exercise price of $0.185714 per share (the “McGuire Options”), (the Pacinelli Options and the McGuire Options collectively hereinafter referred to as the “Options”). The Options are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and were granted pursuant to the Company’s 2007 Stock Option Plan, pursuant to which the Company has reserved 35,000,000 shares of Common Stock for issuance to employees, directors and consultants. All of Mr. McGuire’s options are immediately exercisable. 5,600,000 of Mr. Pacinelli’s options are currently exercisable and the balance will vest on April 19, 2009.
      Anti-Takeover Effects.
     As summarized below, provisions of our Company’s Articles of Incorporation and By-laws and applicable provisions of the Florida Business Corporation Act may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of our Company or changing our Board and management. These provisions may also have the effect of deterring hostile takeovers or delaying changes in our Company’s control or in our management.
     Undesignated Preferred Stock. Our Company’s Articles of Incorporation currently authorize issuance of up to 50,000,000 shares of preferred stock with such designations, rights and preferences as may be determined from time to time by our Board. Our Board can also fix the number of shares constituting a series of preferred stock, without any further vote or action by our Company’s shareholders. The existence of undesignated preferred stock with voting, conversion or other rights or preferences, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of (i) delaying or preventing a change in control, (ii) causing the market price of our Company’s Common Stock to decline or (iii) impairing the voting power and other rights of the holders of our Company’s Common Stock. As of the Record Date, 5,008,084 shares of such preferred stock were issued and outstanding, leaving over 44,991,916 shares of preferred stock for future issuance.
     No Cumulative Voting. Our Company’s Articles of Incorporation and By-laws do not provide for cumulative voting in the election of directors. The combination of the present ownership by a few Shareholders of a significant portion of our Company’s issued and outstanding Common Stock and lack of cumulative voting makes it more difficult for other Shareholders to replace our Company’s Board or for another party to obtain control of our Company by replacing our Board.
     Affiliated Transactions Statute. Section 607.0901, or the “affiliated transactions statute,” of the Florida Business Corporation Act (“FBCA”) generally prohibits a Florida corporation from engaging in an “affiliated transaction” with an “interested shareholder,” unless the affiliated transaction is approved by a majority of the disinterested directors or by the affirmative vote of the holders of two-thirds of the voting shares other than the shares beneficially owned by the interested shareholder, the corporation has not had more than 300 shareholders of record at any time for three years prior to the public announcement relating to the affiliated transaction or the corporation complies with certain statutory fair price provisions. Subject to certain exceptions, under the FBCA an “interested shareholder” is a person who beneficially owns more than 10% of the corporation’s outstanding voting shares. In general terms, an “affiliated transaction” includes: (i) any merger or consolidation with an interested shareholder; (ii) the transfer to any interested shareholder of corporate assets with a fair market value equal to 5% or more of the corporation’s consolidated assets or outstanding shares or representing 5% or more of the corporation’s earning power on net income; (iii) the issuance to any interested shareholder of shares with a fair market value equal to 5% or more of the aggregate fair market value of all outstanding shares of the corporation; (iv) any reclassification of securities or corporate reorganization that will have the effect of increasing by more than 5% the percentage of the corporation’s outstanding voting shares beneficially owned by any interested shareholder; (v) the liquidation or dissolution of the corporation if proposed by any interested shareholder; and (vi) any receipt by the interested shareholder of the benefit of any loans, advances, guaranties, pledges or other financial assistance or any tax credits or other tax advantages provided by or through the corporation.
     Control Share Acquisition Statute. Section 607.0902, also known as the “Control Share Statute,” prohibits an acquiring person who makes a “control share acquisition” of shares of an “issuing public corporation” from exercising voting rights for any “control shares” unless (i) the corporation’s articles of incorporation or bylaws provide that the Control Share Statute does not apply to control share acquisitions of the corporation’s shares, (ii) the acquisition is consummated under certain circumstances, including an acquisition of shares approved by the issuing public corporation’s board of directors, or (iii) such voting rights are conferred by the affirmative vote of a majority of the issuing public corporation’s disinterested shareholders at a meeting or by written consent of such shareholders. A “control share acquisition” is defined as the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. “Control shares” are shares that, except for the Control Share Act, would have voting power with respect to shares of an issuing public corporation that, when added to all other shares of the issuing public corporation owned by a person or in respect to which that person may exercise or direct the exercise of the voting power, would entitle that person, immediately after the acquisition of the shares, directly or indirectly, alone or as part of a group, to exercise or direct the exercise of the voting power of the issuing public corporation in the election of directors within any of the following ranges of voting power: (a) 20% or more but less than 33-1/3% of all voting power, (b) 33-1/3% of more but less than a majority of all voting power, and (c) a majority or more of all voting power. All shares, the beneficial ownership of which is acquired within 90 days before or after the date of acquisition of beneficial ownership of shares which would result in a control share acquisition, and all shares the beneficial ownership of which is acquired pursuant to a plan to make a control share acquisition, are deemed to have been acquired in the same acquisition. An “issuing public corporation” means a corporation that has (1) its principal place of business, principal office or substantial assets in Florida, (2) 100 or more shareholders, and (3) either (x) more than 10% of its shareholders resident in Florida, (y) more than 10% of its shares owned by residents of Florida, or (z)

1,000 shareholders resident in Florida.
     Procedure For Effecting Increase in Authorized Common Stock
     Our Company intends to file with the Florida Department of State an amendment to its Articles of Incorporation, in the form attached hereto as Exhibit A (the “Amendment”), approximately twenty-one (21) days after the mailing of our Company’s definitive Information Statement on this Schedule 14C to all shareholders of our Company on the Record Date. The only amendment to our Company’s Articles of Incorporation filed on such date will be with respect to the increase of the number of authorized shares of Common Stock of our Company from 250,000,000 to 1,000,000,000.
      2. REVERSE STOCK SPLIT
          General
          The Board of Directors has unanimously adopted a resolution approving, declaring advisable and recommending to the stockholders for their approval, and the shareholders of the Company who collectively own a majority of the outstanding shares of the Company’s Common Stock, Series A Preferred Stock and Series B Preferred Stock, voting as a single class on an as converted basis, have approved by written consent in lieu of a meeting, a reverse stock split of the Company’s Common Stock at a ratio between 1-for-10 and 1-for-100, as determined at the discretion of the Board of Directors to be in the best interests of the Company. The Board of Directors believes that approval of a range of reverse split ratios, rather than approval of a specific reverse split ratio, provides the Board of Directors with maximum flexibility to achieve the purposes of the reverse stock split.
          The reverse stock split will be affected by filing an amendment to the Company’s Articles of Incorporation with the State of Florida. The amendment will reduce the number of issued and outstanding shares of the Company’s Common Stock, as well as the Company’s authorized but unissued shares of Common Stock, by the ratio determined by the Board of Directors to be in the best interests of the Company, but will not change the number of authorized or issued shares of preferred stock or the par value of the Company’s Common Stock or preferred stock. The amendment will not contain any other changes to the Company’s Articles of Incorporation.
          The Company’s Board of Directors may implement the reverse stock split at any time prior to December 31, 2008, after which time its authority to implement the reverse stock split shall expire, and may set the ratio of the reverse stock split within the ranges set forth above. The Board of Directors also has the right to abandon the reverse stock split at any time. The Board of Directors will aim to set the ratio at the lowest ratio that will achieve the purposes of the reverse stock split, as discussed below. The judgment of the Board of Directors as to the ratio shall be conclusive.
          Purpose
          The Company believes empowering the Board of Directors to undertake the reverse stock split is in the best interest of the Company and that the reverse stock split should result in a higher stock price for the Company’s Common Stock, which should:

•	facilitate the Company’s efforts to obtain a listing on either Nasdaq or the American Stock Exchange (“AMEX”) at such time as the Board of Directors deems it to be in the best interest of the Company to obtain such listing; and

•	help generate investor interest in the Company; and

•	help the Company attract and retain employees and other service providers.
          Additionally, in deciding at what ratio to effectuate the reverse stock split, the Board of Directors will consider that the Company’s Common Stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. Most investment funds are reluctant to invest in lower priced stocks.
          If shares of Common Stock are not listed for trading and the trading price of the Common Stock remains below $5.00 per share, trading in the Company’s Common Stock will continue to be subject to certain rules promulgated under the Securities Exchange Act of 1934, which require additional sales practices by broker-dealers in connection with any trades involving a stock defined as a “penny stock.” For example, broker-dealers must make a special suitability determination for the purchaser, receive the purchaser’s written consent to the transaction prior to sale, and make special disclosures regarding sales commissions, current stock price quotations, recent price information and information on the limited market in penny stock. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Company’s Common Stock.
          The Company does not currently qualify for listing on either the Nasdaq or the AMEX, but intends to continue to work towards meeting the initial listing requirements of Nasdaq and/or AMEX, although there can be no assurances it will be successful in this regard.
          Risks of Reverse Stock Split
          Although the purpose of the reverse stock split is to increase the Company’s stock price, there can be no assurance that it will have this effect or that the Company will be able to maintain its stock price at any given price. Further, even though the reverse stock split, by itself, would not impact the Company’s assets or prospects, the reverse stock split could be followed by a decrease in the aggregate market value of the Common Stock. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:
•	the market price per share of the Company Common Stock after the reverse stock split will rise in proportion to the reduction in the number of shares of the Company Common Stock outstanding before the reverse stock split;

•	the market price per share will either exceed or remain in excess of the price required by Nasdaq or AMEX for initial listing or that the Company will otherwise meet the listing requirements of Nasdaq or AMEX;

•	the reverse stock split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks; or

•	The reverse stock split will result in a per share price that will increase the Company’s ability to attract and retain employees and other service providers.
          After the reverse stock split, the market price of the Company’s Common Stock will also be based on the Company’s performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of the Company’s Common Stock declines, the percentage decline as an absolute number and as a percentage of the Company’s overall market capitalization may be greater than would occur in the absence of a reverse stock split. Furthermore, liquidity of the Company’s Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split. In addition, the reverse stock split will increase the number of stockholders of the Company who own odd lots (less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales.
          Principal Effects of the Reverse Stock Split
          The reverse stock split will have the following effects:
•	Each issued and outstanding share of Common Stock of the Company will be exchanged for a lesser number of shares of Common Stock based on the ratio determined by the Board of Directors;

•	The aggregate number of authorized shares of the Company’s Common Stock also will be reduced based on such ratio;

•	All outstanding options and warrants entitling the holders thereof to purchase shares of the Company’s Common Stock, including their respective exercise prices, also will be adjusted based on such ratio;

•	The conversion price of all of the Company’s outstanding preferred shares that are convertible into Common Stock will be adjusted based on such ratio; and

•	The number of shares of Common Stock reserved for issuance under the Company’s stock option plan also will be reduced based on such ratio.
          The reverse stock split will be effected simultaneously for all the Company’s Common Stock and the exchange number will be the same for all of the Company’s Common Stock. The reverse stock split will affect all of the Company’s common stockholders uniformly and will not affect any common stockholder’s percentage ownership interests in the Company, except to the extent that the reverse stock split results in any of the Company’s common stockholders owning a fractional share. As described below, common stockholders holding fractional shares will be entitled to cash payments in lieu of such fractional shares. Such cash payments may reduce the number of post-split common stockholders to the extent there are common stockholders holding less than whole number of shares involved in the reverse stock split as set by the Board of Directors. This, however, is not the purpose for which the Company is effecting the reverse stock split. Common Stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. The Company will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.
          The reverse stock split will not impact the Company authorized or issued preferred stock, other that causing an adjustment to the conversion price of the issued and outstanding preferred stock as discussed above.

Fractional Shares.
          No scrip or fractional certificates will be issued in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of old shares not evenly divisible by the numerator of the ratio determined by the Board of Directors, will be entitled, upon surrender of certificate(s) representing such shares, to a cash payment in lieu thereof. The cash payment will be based on the average closing price per share of the Company’s Common Stock for the 10 trading days immediately preceding the effective date of the reverse stock split. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefore as described herein.
          Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where the Company is domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.
Accounting Matters.
          The reverse stock split will not affect the par value of the Company’s Common Stock or preferred stock. As a result, on the effective date of the reverse stock split, the stated capital on the Company’s balance sheet will be reduced based on the stock split ratio selected by the Board of Directors, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of the Company’s Common Stock will be increased because there will be fewer shares of the Company’s Common Stock outstanding.
          Procedure For Effecting Reverse Stock Split and Exchange of Stock Certificates
          Once the Board of Directors has determined to effectuate the reverse stock split, the Company will file an amendment to its Articles of Incorporation with the Secretary of State of the State of Florida. The reverse stock split will become effective at the time specified in the amendment, which will most likely be some time shortly after the filing of the amendment and which is referred to as the “effective time.” Beginning at the effective time, each certificate representing old shares will be deemed for all corporate purposes to evidence ownership of new shares.
          As soon as practicable after the effective time, stockholders will be notified that the reverse stock split has been effected. The Company expects that its transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of old shares will be asked to surrender to the exchange agent certificates representing old shares in exchange for certificates representing new shares in accordance with the procedures to be set forth in the letter of transmittal the Company sends to its stockholders. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. Any pre-split certificates submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for a new certificate based upon the post-split shares. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.
          If your certificate representing shares of the Company’s Common Stock is lost, destroyed or stolen, you will be entitled to issuance of a new stock certificate representing post-split shares upon compliance with such requirements as the Company and its exchange agent customarily apply in connection with lost, destroyed or stolen certificates.
          No Dissenter’s Rights
          Under the Florida Revised Statutes, the Company’s stockholders are not entitled to dissenter’s rights with respect to the reverse stock split, and the Company will not independently provide stockholders with any such right.
          Federal Income Tax Consequences of the Reverse Stock Split
          The following is a summary of certain material federal income tax consequences of the reverse stock split and does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. For example, the state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which he or she resides. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the old shares were, and the new shares will be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (the “Code”) (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split.
          Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon such stockholder’s exchange of old shares for new shares pursuant to the reverse stock split. The aggregate tax basis of the new shares received in the reverse stock split (including any fraction of a new share deemed to have been received) will be the same as the stockholder’s aggregate tax basis in the old shares exchanged therefore. In general, stockholders who receive cash upon redemption of their fractional share interests in the new shares as a result of the reverse stock split will recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The federal income tax liability, if any, generated by the receipt of cash in lieu of a fractional interest should not be material in amount in view of the low value of the fractional interest. The stockholder’s holding period for the new shares will include the period during which the stockholder held the old shares surrendered in the reverse stock split.
          The Company’s view regarding the tax consequence of the reverse stock split is not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the reverse stock split.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS
          The following table sets forth certain information, as of June 13, 2008, with respect to the beneficial ownership of the Company’s outstanding equity securities beneficially owned by (i) each of the named executive officers, directors and director nominees and (ii) our directors, director nominees and named executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

	Common Stock	Percentage of Common Stock
Name of Beneficial Owner (1)	Beneficially Owned	Beneficially Owned (2)

Michael Nole	17,500,000	19.3%
Michael Dance	28,000,000	30.8%
Bryan McGuire (3)	7,000,000	7.2%
George Pacinelli (4)	5,600,000	5.8%
Mike Fischer	3,500,000	3.8%
Scott Diamond	3,500,000	3.8%
All officers and directors as a group (6 persons)	65,100,000	70.7%

*	Less than 1%

(1)	Except as otherwise indicated, the address of each beneficial owner is c/o Brookside Technology Holdings Corp. 15500 Roosevelt Blvd, Suite 101, Clearwater, FL 33760.

(2)	Applicable percentage ownership of Common Stock is based on 90,826,670 shares of Common Stock outstanding as of June 13, 2008, together with securities exercisable or convertible into shares of Common Stock within 60 days of June 13, 2008 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock underlying convertible securities that are currently exercisable or exercisable within 60 days of June 13, 2008 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Represents 7,000,000 shares underlying stock options, all of which are exercisable within 60 days of June 13, 2008.

(4)	Represents 5,600,000 shares underlying stock options, all of which are exercisable within 60 days of June 13, 2008.

          The following table sets forth certain information, as of June 13, 2008, with respect to any person who is known to the Company to be the beneficial owner of more than five percent of the Company’s Common Stock. The company has three classes of voting securities: Common Stock, Series A Preferred Stock and Series B Convertible Preferred Stock. The Series A Preferred Stock and Series B Preferred Stock vote together with the Common Stock as a single class. However, both the Series A Preferred Stock and Series B Preferred Stock contain provisions that limit the voting and conversion rights of the holders of such securities so that in no event may any of them vote or convert their preferred shares into more than 4.99% of the Company’s outstanding Common Stock. Accordingly, no preferred shareholder is deemed to be the beneficial owner of more than 5% of the Company’s Common Stock. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

		Amount and Nature
Title of Class	Name and Address of Beneficial Owner (1)	Of Beneficial Owner	Percent of Class (2)

Common Stock	Michael Nole	17,500,000	19.3%
Common Stock	Michael Dance	28,000,000	30.8%
Common Stock	Bryan McGuire (3)	7,000,000	7.7%
Common Stock	George Pacinelli (4)	5,600,000	6.1%

*	Less than 1%

(1)	Except as otherwise indicated, the address of each beneficial owner is c/o Brookside Technology Holdings Corp. 15500 Roosevelt Blvd, Suite 101, Clearwater, FL 33760.

(2)	Applicable percentage ownership of Common Stock is based on 90,826,670 shares of Common Stock outstanding as of June 13, 2008, together with securities exercisable or convertible into shares of Common Stock within 60 days of June 13, 2008 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock underlying convertible securities that are currently exercisable or exercisable within 60 days of June 13, 2008 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Represents 7,000,000 shares underlying stock options, all of which are exercisable within 60 days of June 13, 2008.

(4)	Represents 5,600,000 shares underlying stock options, all of which are exercisable within 60 days of June 13, 2008.

WHERE YOU CAN FIND MORE INFORMATION
     For further information about us, you may read annual and special reports and other information we file with the Commission pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act, at the Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the Commission at 1-800-SEC-0330, and may obtain copies of our filings from the public reference room by calling (202) 942-8090. The Commission maintains a web site (www.sec.gov) that contains the reports, proxy and information statements and other information regarding companies that file electronically with the Commission such as us.

Dated: July 10, 2008	By order of the Board of Directors,

/s/ Michael Nole
Michael Nole, Director

EXHIBIT A
(FORM OF)
ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
BROOKSIDE TECHNOLOGY HOLDINGS CORP.
(Document Number P07000069362)
     Pursuant to the provisions of Chapter 607, Florida Statutes, BROOKSIDE TECHNOLOGY HOLDINGS CORP. (the “Corporation”) has adopted the following Articles of Amendment to its Articles of Incorporation.
     FIRST: The name of the Corporation is: BROOKSIDE TECHNOLOGY HOLDINGS CORP.
     SECOND: The following amendment to the Articles of Incorporation was adopted by the Corporation:
     Article IV, Section A in its entirety, of the Articles of Incorporation of the Corporation, shall be and hereby is revoked, declared null and void and of no further effect and, in lieu thereof, the following Article IV, Section A is adopted, approved and ratified:
ARTICLE IV
CAPITAL STOCK
     A. General
     The total number of shares of all classes of capital stock that the Corporation shall have the authority to issue is One Billion Fifty Million (1,050,000,000) shares, consisting of (i) One Billion (1,000,000,000) shares of Common Stock, $.001 par value per share (the “Common Stock”), and (ii) Fifty Million (50,000,000) shares of Preferred Stock, $.001 par value per share (the “Preferred Stock”).
     THIRD: The foregoing Amendment was approved and adopted by the shareholders of Corporation on June 13, 2008. The number of votes cast for the approval and adoption of the Amendment was sufficient for approval.
     IN WITNESS WHEREOF, the undersigned, Chief Executive Officer of the Corporation, has executed these Articles of Amendment this ___day of August 2008.

BROOKSIDE TECHNOLOGY HOLDINGS CORP.
By:
Michael Nole, Chief Executive Officer

A-1